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Exhibit 10.4

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF OHIO

WESTERN DIVISION AT DAYTON

DAVID SLONE, et al.,

Plaintiffs,

-vs-	Case No. 1-:03-CV-211

FIFTH THIRD BANCORP, et al.,
Judge Thomas M. Rose
Defendants.

ORDER AND FINAL JUDGMENT

On the Eighteenth day of August, 2005, a hearing having been held before this Court to determine: (1) whether the settlement (the “Settlement”) on the terms and conditions of the Stipulation and Agreement of Settlement dated March 29, 2005 (the “Stipulation”), as amended by the Amendment to Stipulation dated May 11, 2005, and the Second Amendment to Stipulation dated August 12, 2005 (collectively the “Settlement Agreement”), are fair, reasonable, and adequate for the settlement of all claims asserted by the Class (as defined below) against defendants Fifth Third Bancorp. (“Fifth Third”), George A. Schaefer, Jr., Neil E. Arnold, and David J. DeBrunner (the “Individual Defendants”) and Deloitte & Touche LLP (“Deloitte”) (collectively “Defendants”) in the above-entitled consolidated action (the “Action”) now pending before this Court under the above caption, including the release of the Defendants and the Released Parties (as defined below), should be approved; (2) whether judgment should be entered dismissing the Action on the merits and with prejudice in favor of the Defendants and as against all persons or entities who are members of the Class herein who have not requested exclusion therefrom; (3) whether to approve the plan of allocation set forth

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herein (the “Plan of Allocation”) as a fair and reasonable method to allocate the settlement proceeds among the members of the Class; and (4) whether and in what amount to award Plaintiff’s counsel fees and reimbursement of expenses. The Court having considered all matters submitted to it at the hearing and otherwise; and it appearing that a notice of the hearing substantially in the form approved by the Court was mailed to all persons or entities reasonably identifiable who purchased the common stock of Fifth Third during the period from September 24, 2001 through and including January 31, 2003 (the “Class” and “Class Period”), except those persons or entities excluded from the definition of the Class, as shown by the records of Fifth Third’s transfer agent, at the respective addresses set forth in such records; and that a summary notice of the hearing substantially in the form approved by the Court was published in the national edition of The Wall Street Journal pursuant to the specifications of the Court; and the Court having considered the fairness and reasonableness of the award of attorneys’ fees and expenses requested:

NOW, THEREFORE, IT IS HEREBY ORDERED THAT:

1.      All terms defined in the Stipulation shall, unless otherwise indicated, have the same meaning when used herein.

2.      The Court has jurisdiction over the subject matter of the Action, the Plaintiffs, all Class Members, and the Defendants.

3.      The Court finds that the prerequisites for a class action under Federal Rules of Civil Procedure 23 (a) and (b)(3) have been satisfied in that: (a) the number of Class Members is so numerous that joinder of all members thereof is impracticable; (b) there are questions of law and fact common to the Class; (c) the claims of the Class Representatives are typical of the claims of the Class they seek to represent; (d) the Class Representatives have and will fairly and adequately represent the interests of the Class; (e) the questions of law and fact common

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to the members of the Class predominate over any questions affecting only individual members of the Class; and (f) a class action is superior to other available methods for the fair and efficient adjudication of the controversy.

4.      Pursuant to Rule 23 of the Federal Rules of Civil Procedure this Court hereby finally certifies this action as a class action on behalf of all persons who purchased the common stock of Fifth Third during the period September 24, 2001 through and including January 31, 2003. Excluded from the Class are the Defendants, Fifth Third’s predecessors, successors, parents, and subsidiaries, the officers and directors of Fifth Third, the partners of Deloitte & Touche LLP, and members of each of their immediate families and the legal representatives, heirs or assigns of any Defendant, and any entity in which any Defendant has, have or had a controlling interest during the Class Period. Also excluded from the Class are the persons and/or entities who requested exclusion from the Class as listed on Exhibit 1 annexed hereto. In addition to the individuals and entities identified in Exhibit 1, Mr. Wayne H. Rice is excluded from the class pursuant to his request which was received and reported to the Court by Lead Plaintiff’s Counsel. Mr. Rice resides at 1425 East Paradise Avenue, Visalia, CA 93292.

5.      Notice of the pendency of this Action as a class action and of the proposed Settlement and the First Amendment thereto was given to all Class Members who could be identified with reasonable effort. The form and method of notifying the Class of the pendency of the action as a class action and of the terms and conditions of the proposed Settlement and First Amendment thereto met the requirements of Rule 23 of the Federal Rules of Civil Procedure, Section 21D(a)(7) of the Securities Exchange Act of 1934, 15 U.S.C. 78u-4(a)(7) as amended by the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), due process, and any other applicable law, constituted the best notice practicable under the circumstances, and constituted due and sufficient notice to all persons and entities entitled thereto.

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6.      The Settlement, including the First and Second Amendments thereto, is approved as fair, reasonable, and adequate, and the Class Members and the parties are directed to consummate the Settlement in accordance with the terms and provisions of the Settlement Agreement including the First and Second Amendments thereto.

7.      The Complaint, which the Court finds was filed on a good faith basis in accordance with the PSLRA and Rule 11 of the Federal Rules of Civil Procedure based upon all publicly available information, is hereby dismissed with prejudice and without costs, except as provided in the Settlement Agreement as amended, as against the Defendants.

8.      Members of the Class and the successors and assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing or prosecuting any and all manner of actions, causes of actions, rights, suits, obligations, claims, debts, demands, agreements, promises, liabilities, controversies, costs, expenses, and attorneys’ fees whatsoever, whether in law or in equity and whether based on any federal law, state law, local law, statutory law, common law, foreign law right of action, or any other law, rule or regulation, whether fixed or contingent, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued which each Plaintiff and Class Member, or any of them, ever had, now have, or can have, either individually, or as a member of a class, against the Released Parties, or any of them, which (a) in any way relate to the purchase of the common stock of Fifth Third during the Class Period and (b) which are for, based on, by reason of, or arising at law or in equity from or in any way relating to the conduct alleged in the Complaint or which could have been brought in any other forum, including, but not limited to (i) claims that have been asserted in this Action by or on behalf of Class Members or any of them against any of the Released Parties; (ii) claims which relate directly or indirectly to any of the facts, transactions, events, facts, occurrences, acts or omissions mentioned or referred to in the

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Complaint or other matters set forth, alleged, embraced or otherwise referred to in the Complaint, (iii) claims which relate directly or indirectly to the Public Statements, Fifth Third’s acquisition of Old Kent, the Treasury Impairment, Fifth Third’s internal controls, the federal and state governments’ investigations into the Treasury Impairment and Fifth Third’s internal controls, the Written Agreement, and Fifth Third’s financial condition, and/or (iv) claims arising out of the prosecution or defense of the Action, including, but not limited to, claims related to the execution of, and entry into, the Settlement Agreement, such as but not limited to, claims for fraud in the inducement, negligent, misrepresentation, or fraud (the “Settled Claims”) against any and all of the Defendants, Deloitte & Touche LLP, Deloitte & Touche USA LLP, Deloitte Tax LLP, Deloitte Consulting LLP (successor to Deloitte Consulting Holding LLC), Deloitte Consulting (Nevada) LLC, Deloitte Consulting L.P., Deloitte Consulting (US) LLC, Deloitte Consulting (Holding Sub), Deloitte Touche Tohmatsu (“DTT”) and any member firms of DTT, and any of their past, present, and future direct or indirect parent companies, subsidiaries, subcontractors, divisions, affiliates, predecessors, successors, partners, principals, members, directors, officers, managers, attorneys, administrators, auditors, investment advisors, trusts, trustees, fiduciaries, employee benefit plan fiduciaries and trustees, accountants, employees, stockholders, owners, agents, subrogees, insurers, servants, representatives, heirs, executors, administrators, personal representatives, legal representatives, transferees and assigns, and successors in interest of assigns, and any person, firm, trust, corporation, entity, officer, directive or other individual or entity in which any Defendant has a controlling interest or which is related to any of the Defendants, jointly and/or severally (the “Released Parties”). The Settled Claims are hereby compromised, settled, released, discharged and dismissed as against the Released Parties on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment. “Settled Claims” do not include claims, if any, against the Released Parties arising under the Employee

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Retirement Income Security Act of 1974, 29 U.S.C. §1001, et seq. (“ERISA”), including but not limited to the claims which are the subject of an action pending in the United States District Court, Southern District of Ohio, Western Division, denominated Shirk v. Fifth Third Bancorp, et al, Case No. 1:05:CV049, other than 1) ERISA claims, if any, which are not the subject of the Shirk action that might be brought against Deloitte & Touche LLP, Deloitte & Touche USA LLP, Deloitte Tax LLP, Deloitte Consulting LLP (successor to Deloitte Consulting Holding LLC), Deloitte Consulting (Nevada) LLC, Deloitte Consulting L.P., Deloitte Consulting (US) LLC, Deloitte Consulting (Holding Sub), Deloitte Touche Tohmatsu (“DTT”), and any member firms of DTT, and any of their past, present, and future direct or indirect parent companies, subsidiaries, divisions, predecessors, successors, partners, and any person, firm, trust, corporation, entity, officer, director or other individual or entity in which Deloitte & Touche LLP has a controlling interest (the “Deloitte Parties”) and 2) ERISA claims, if any, which are not the subject of the Shirk action that might be brought against the Deloitte Parties’ principals, members, directors, officers, managers, attorneys, administrators, auditors, investment advisors, trusts, fiduciaries, employee benefit plan fiduciaries and trustees, accountants, employees, stockholders, owners, agents, subrogees, insurers, servants, representatives, heirs, executors, administrators, personal representatives, legal representatives, transferees and assigns, and successors in interest of assigns, and or entities which are more than 20 percent owned by a Deloitte Party to the extent that such claims arise out of auditing or tax services provided by such person or a Deloitte Party or consulting services provided to Fifth Third by such person or a Deloitte Party.

9.      The Defendants and the successors and assigns of any of them, are hereby permanently barred and enjoined from instituting, commencing or prosecuting any and all claims, rights or causes of action or liabilities whatsoever, whether based on federal, state,

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local, statutory or common law or any other law, rule or regulation, including both known claims and unknown claims, that could have been asserted in the Action or any forum by the Defendants or any of them or the successors and assigns of any of them against any of the Plaintiffs, Class members or their attorneys, arising out of or relating in any way to the institution, prosecution, or settlement of the Action (except for claims to enforce the Settlement) (the “Settled Defendants’ Claims”). The Settled Defendants’ Claims of all the Released Parties are hereby compromised, settled, released, discharged and dismissed on the merits and with prejudice by virtue of the proceedings herein and this Order and Final Judgment.

10.    Neither this Order and Final Judgment, the Settlement Agreement, including the First and Second Amendments, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, nor any of the documents or statements referred to therein shall be:

(a)      offered or received against the Defendants as evidence of or construed as or deemed to be evidence of any presumption, concession, or admission by any of the Defendants with respect to the truth of any fact alleged by any of the Plaintiffs or the validity of any claim that has been or could have been asserted in the Action or in any litigation, or the deficiency of any defense that has been or could have been asserted in the Action or in any litigation, or of any liability, negligence, fault, or wrongdoing of the Defendants;

(b)      offered or received against the Defendants as evidence of a presumption, concession or admission of any fault, misrepresentation or omission with respect to any statement or written document approved or made by any Defendant;

(c)      offered or received against the Defendants as evidence of a presumption, concession or admission with respect to any liability, negligence, fault or wrongdoing, or in any way referred to for any other reason as against any of the Defendants, in any other civil, criminal or administrative action or proceeding, other than such proceedings as may be

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necessary to effectuate the provisions of the Settlement Agreement; provided, however, Defendants may refer to the Settlement Agreement to effectuate the liability protection granted them thereunder;

(d)      construed against the Defendants as an admission or concession that the consideration to be given hereunder represents the amount which could be or would have been recovered after trial; or

(e)      construed as or received in evidence as an admission, concession or presumption against Plaintiffs or any of the Class Members that any of their claims are without merit, or that any defenses asserted by the Defendants have any merit, or that damages recoverable under the Complaint would not have exceeded the Gross Settlement Fund.

11.    The Plan of Allocation as set forth in the Stipulation is approved as fair and reasonable, and Lead Plaintiff’s Counsel and the Claims Administrator are directed to administer the Stipulation in accordance with its terms and provisions.

12.    Lead Plaintiff’s Counsel is hereby awarded $3,400,000 to be paid from the Gross Settlement Fund in fees, which sum the Court finds to be fair and reasonable, and $141,513.68 in reimbursement of litigation expenses, which expenses shall be paid to Lead Plaintiff’s Counsel from the Settlement Fund with interest from the date such Settlement Fund was funded to the date of payment at the same net rate that the Settlement Fund earns.

13.    In making this award of attorneys’ fees and reimbursement of expenses to be paid from the Gross Settlement Fund, the Court has considered and found that:

(a)      the settlement has created a fund of $17,000,000 in cash that is already on deposit, plus interest thereon, and that numerous Class Members who submit acceptable Proofs of Claim will benefit from the Settlement created by Lead Plaintiff’s Counsel;

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(b)      Over 240,000 copies of the Notice were disseminated to putative Class Members indicating that Lead Plaintiff’s Counsel was moving for attorneys’ fees not to exceed twenty-eight percent (28%) of the Gross Settlement Fund and for reimbursement of expenses in the approximate amount of $300,000, and only six letters which could be characterized as “objections” were filed commenting on various terms of the proposed Settlement, the Plan of Allocation, and/or the fees and/or expenses requested by Lead Plaintiff’s Counsel contained in the Notice;

(c)      Lead Plaintiff’s Counsel has conducted the litigation and achieved the Settlement with skill, perseverance and diligent advocacy;

(d)      The action involves complex factual and legal issues and was actively prosecuted over two years and, in the absence of a settlement, would involve further lengthy proceedings with uncertain resolution of the complex factual and legal issues;

(e)      Had Lead Plaintiff’s Counsel not achieved the Settlement there would remain a significant risk that Plaintiffs and the Class may have recovered less or nothing from the Defendants;

(f)      Lead Plaintiff’s Counsel has devoted over 2,500 hours, with a lodestar value of almost $1 million, to achieve the Settlement;

(g)      The amount of attorneys’ fees awarded and expenses reimbursed from the Settlement Fund are consistent with awards in similar cases; and

(h)      The expenses incurred by Lead Plaintiff’s Counsel were reasonable, and necessarily incurred in the successful prosecution of the Action on behalf of the Lead Plaintiff and the other Class Member.

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14.    Lead Plaintiff’s Counsel shall apply to the Court, on notice to Defendants’ Counsel, for a distribution order (the “Distribution Order”) approving the Claims Administrator’s administrative determinations concerning the acceptance and rejection of the claims submitted herein and may apply therein for approval of any fees and expenses Plaintiff’s Lead Counsel incurs exclusively in connection with administration of the Settlement, including the fees and expenses of the Claims Administrator and any other tax accountant.

15.    There is no just reason for delay in the entry of this Order and Final Judgment and immediate entry by the Clerk of the Court is expressly directed pursuant to Rule 54 (b) of the Federal Rules of Civil Procedure.

16.    Exclusive jurisdiction is hereby retained over the parties and the Class Members for all matters relating to this Action, including the administration, interpretation, effectuation or enforcement of the Settlement Agreement as Amended and this Order and Final Judgment, and including any application for fees and expenses incurred in connection with administering and distributing the settlement proceeds to the members of the Class.

DONE and ORDERED in Dayton, Ohio, this Fourteenth day of November, 2005.

/s/ Thomas M. Rose
THOMAS M. ROSE UNITED STATES DISTRICT JUDGE

Copies furnished to:

Counsel of Record